EXHIBIT 10.16


Summary of Loan Agreement by and between Shenzhen BAK Battery Co., Ltd. (the "Company") and Shenzhen Branch, Industrial Bank ("Industrial Bank") dated as of March 11, 2004.

         The contract number for this agreement is Xingyin Shen Yewu Sanjian Zi 2004 No. 003. The contract term is March 11, 2004 to March 11, 2005, and the amount of credit to be extended by Industrial Bank is RMB 20,000,000 Yuan. In the event of breach of contract, the agreement provides for the correction of such breach of contract within a certain period of time, preventing the Company from drawing on the loan, termination of the agreement, the payment of overdue and compound interest and the payment of litigation fees.